Exhibit 6.21

Purchase Agreement Cover Sheet

CRM OPP# SF00080166_

Buyer(s) Legal Names(s)	Arrived Holdings Inc._	Market Manager	Braydon Ronnebaum_
Job #	VDY-0099-00_	Plan/Elevation	Clarkson_D
Property Address	3107 Belleglade Drive_	Current Address	1700 Westlake Avenue North_
Community	VILLAGES OF DECOURSEY_	City, State Zip	Seattle, WA_98109
Contract date	2/18/2025 _	Phone 1	_
Contract price	$374,900_	Phone 2	_
Amount received	$11,247_	Email Address	jeff@arrived.com_
		Email Address	_

Title to Vest: _____**Survivorship** _____**Self** _____**1/2 undivided interest** _____**Trust**

Buyer Marital status: _____**Married** _____**Un-Married** Gender: M / F Co-Buyer Marital Status: _____**Married** _____**Un-Married** Gender: M /F

Spouse's Name: ____ Spouse's Name: ____

Broker Office	SFR Realty, LLC_	Agent Name	Jason Green_
Broker Address	312 South 24th Street_	Email Address	[redacted]
City, State, Zip	Louisville, KY_40212	Phone	_
Broker License #	_288642	Agent License Number	_288641

Custom Design Request pending? _____Yes X_____No

SLC Package sent to Builder and Sales Coordinator _____Yes X_____No

Send to Architecture? _____Yes X_____No

Notify Marketing to change MLS to Pending YES Date 2/18/2025 N/A

E-mail Purchase Agreement and Cover Sheet to First Equity? _____Yes X_____No

Requested New Home Presentation and Closing Date (market homes only) NHP 3/5/25 Closing 3/19/25

Curated Home? X_____Yes _____No Loyalty Discount Given? _____Yes X_____No

CONSTRUCTION & PURCHASE AGREEMENT PAPERWORK

Please check off each item that you are turning in.

Required Contract Documents

X_____Construction and Purchase Agreement
X_____Direct Payment Addendum
X_____Finance & Affiliated Business Arrangement Disclosure
_____Additional Terms Addendum
X_____Disclosure of HOA & Restrictive Covenants Addendum
X_____Homebuyer Information Survey Cover Sheet
_____Homebuyer Information Survey
_____Dreambuilder Selections (BTO only)
_____Redlined Construction Drawings (BTO only)
_____Design Change Disclosure (BTO only)
_____Design Features & General Specifications (BTO only)
_____Curated Collection Sheet (BTO Curated Only)

Additional Contract Documents

X_____Broker Protection Agreement
X_____Commission Agreement
_____Common Driveway Maintenance Agreement
_____Contingent Upon Custom Design Request Pricing Addendum
_____Contingent Upon Sale of Property Addendum
_____Model Home Lease Agreement
_____Model Home Sale Warranty
_____General Addendum
X_____Loyalty Program Addendum

Comments:

____

____

DS

The Drees Company Construction and Purchase Agreement

THIS AGREEMENT is made by and between THE DREES COMPANY, a Kentucky corporation, 211 Grandview Drive, Fort Mitchell, Kentucky 41017, hereinafter referred to as "Seller", and **Arrived Holdings Inc.** hereinafter referred to as "Purchaser".

For the considerations hereinafter set forth, Seller and Purchaser hereby agree as follows:

1. Location. Seller shall sell and Purchaser shall purchase the following described real estate:

Lot No. **0099** Section: **00** Community: **VILLAGES OF DECOURSEY** County: **Kenton**

Street: **3107 Belleglade Drive** City: **Covington** State: **KY** Zip: **41015**

2. Specification. Seller shall construct and/or sell said real estate in substantial conformance with the design known as:
Model/Elevation: **Clarkson / D**

which General Specifications are attached hereto and made a part hereof by reference, subject only to tolerances and deviations customary to the building industry, and provided that in the event that Seller is unable to obtain from its usual or ordinary sources of supply the exact materials specified in the Plans and Specifications or in the selections made by Purchaser, Seller shall have the right to substitute materials of similar pattern, design and quality, provided such substitute materials are of equal or greater value to the items specified. The residence shall be constructed on the real estate in accordance with the Plans and Specifications which are made a part hereof and the Selection Sheets which shall be approved by the parties prior to construction. Seller reserves the right to make changes in the Plans and Specifications, without Purchaser's consent, for such purposes as mechanical installations, building code requirements, normal architectural design improvement and related items. Seller reserves the right to designate the house placement, driveway location and number of steps at entrances to the residence. Purchaser acknowledges that the color and grade of certain materials used in the residence may vary from selections made by Purchaser due to the nature and makeup of the materials used. In the event that any portion of the real estate is wooded, the Seller, in its sole discretion, may leave said portion of the real estate in its natural state and shall not be under any obligation to seed or grade such area. Seller may remove trees and shrubs as it deems necessary. Seller does not guarantee the survival or condition of the existing trees, shrubs, lawn or other landscaping installed by Seller. In connection with real estate located in Ohio, Seller represents that the construction services performed pursuant to this Agreement shall be performed in a workmanlike manner that meets or exceeds the Minimum Quantifiable Standards promulgated by the Ohio Home Builders Association.

3. Purchase Price and Schedule of Payments. The Purchaser shall pay to Seller for the purchase of said real estate and for the construction of said residence the sum of:

$ **374,900** ; which said sum shall be paid in cash and credits as follows:
a) $ **11,247** upon the execution of this Agreement.
b) $ **0** upon the earlier of 14 days after Agreement or the completion of Selections.
c) $ **363,653** the balance by wire transfer upon delivery of the deed by Seller to Purchaser.

ACKNOWLEDGMENT OF DEPOSIT

I hereby acknowledge receipt from the above-named Purchaser(s) this deposit of $ **11,247** in cash and credits which said deposit shall be applied in accordance with this Agreement upon the execution of this Agreement by Seller, or, in the event that the terms of this agreement are unacceptable to Seller, the cash sum, shall be returned to the above-named Purchaser(s) as soon as practicable after said event.

By Electronic Deposit Date 2/18/2025

4. Items Included in Sales Price. Seller, at its own cost, shall obtain and pay for all permits and licenses necessary for the construction of said residence and shall provide and pay for all materials and labor needed to complete the construction of said residence unless the parties otherwise agree in writing. Seller shall pay all conveyance fees and transfer taxes associated with the sale of the real estate. Purchaser shall pay all prepaid items (including but not limited to all mortgage insurance premiums, title insurance, prepaid fire and hazard insurance premiums, prepaid real estate taxes, prepaid interest on the mortgage, homeowner's association capital contribution (if any) and all other lender-required fees and charges except for the following items, if any, to be paid by Seller:

EXCESS COSTS (Ohio Only). IF AT ANY TIME A HOME CONSTRUCTION SERVICE REQUIRES EXTRA COSTS, ABOVE THE COSTS SPECIFIED OR ESTIMATED IN THE CONTRACT THAT WERE REASONABLY UNFORESEEN BUT NECESSARY, AND THE TOTAL OF ALL EXTRA COSTS TO DATE EXCEEDS FIVE THOUSAND AND 00/100 DOLLARS ($5000.00) OVER THE COURSE OF THE ENTIRE HOME CONSTRUCTION CONTRACT, YOU HAVE A RIGHT TO AN ESTIMATE OF THOSE EXCESS COSTS BEFORE THE HOME CONSTRUCTION SERVICE SUPPLIER BEGINS WORK RELATED TO THOSE COSTS. INITIAL THE CHOICE FOR THE TYPE OF ESTIMATE YOU REQUIRE.

X **Written Estimate**
____ **Oral Estimate**

In the event that Purchaser does not approve any such Excess Costs, the completion of the work may not be possible and a charge may be imposed for any disassembly, reassembly, or partially completed work, which work is directly related to the actual labor or parts involved.

5. Custom Design Requests. Seller shall permit Purchaser to request changes to the plans and specifications to personalize the residence. Each request shall be made via a Custom Design Request (CDR) form. Each requested change (CDR Item) shall include a Two Hundred and 00/100 Dollars ($200) non-refundable Estimating Fee in addition to the estimated cost of the work. The Estimating Fee will be waived for the first five (5) CDR Items requested. Purchaser acknowledges that all structural CDR Items must be requested at the time of contract. Seller will provide Purchaser a written estimate of the cost of each structural CDR Item requested within 48-hours of Seller's contract acceptance. Purchaser shall then have 48-hours to accept or reject the structural CDR Item(s). Failure to resolve structural CDR Items within 48-hours may result in Seller cancelling this Agreement and returning any refundable portion of the deposit to Purchaser. Any future agreement between the parties shall be subject to the then most current pricing and home site availability.

6. Selection Sheets. Purchaser shall complete the first Selections Appointment for the Residence within fifteen (15) days and the Final Selections Appointment within thirty (30) days after the date Purchaser executes this Agreement. All final selection documents are to be signed by the Purchaser upon the completion of the Final Selections Appointment. IN THE EVENT PURCHASER FAILS TO COMPLETE THE SELECTION SHEETS WITHIN SUCH THIRTY (30) DAY PERIOD, SELLER SHALL HAVE THE RIGHT TO EXERCISE THE REMEDIES SET FORTH IN PARAGRAPH 17 HEREOF OR INCREASE THE PURCHASE PRICE OF THE REAL ESTATE BY AN AMOUNT EQUAL TO ANY PRICE INCREASE INCURRED BY SELLER IN CONNECTION WITH THE CONSTRUCTION OF THE RESIDENCE DURING THE PERIOD COMMENCING UPON THIRTY (30) DAYS AFTER THE EXECUTION OF THIS AGREEMENT BY PURCHASER AND ENDING ON THE DATE PURCHASER COMPLETES THE SELECTION SHEETS.

7. Financing. Purchaser shall apply for a mortgage loan commitment within five (5) days after the acceptance of this Agreement by Seller and furnish to Seller a true and complete copy of such commitment within thirty (30) days after the acceptance of this Agreement by Seller. Purchaser shall be responsible for satisfying all conditions and contingencies set forth in the mortgage loan commitment (including the sale of Purchaser's existing residence, if applicable) and failure of the Purchaser to satisfy said conditions and contingencies shall in no way release Purchaser from Purchaser's obligations under this Agreement. Purchaser shall provide Purchaser's Lender with all information requested by Purchaser's Lender. Purchaser is also obligated to diligently and in

Seller makes no representation or warranty as to the appraised value that Purchaser's lender or financial institution (including FEM), if applicable, will place on the residence, as improved, and Seller shall have no responsibility or liability arising from an appraised value that is less than the Purchase Price. Purchaser is solely responsible for meeting the financial terms (whether based on the appraised value of the residence or otherwise) to obtain financing sufficient to meet Purchaser's financial obligations under this Agreement. In the event that the appraised value of the residence is less than the Purchase Price, Purchaser agrees to increase the amount of their down payment to cover any shortfall. Purchaser agrees that the appraised value will not be a legally justifiable ground for Purchaser terminating this Agreement or failing to timely and fully meet all of Purchaser's financial or other obligations under this Agreement. Seller is not representing to Purchaser or lender, by approving any Purchaser change, modification, upgrade, or alteration to the real estate that the fair market value of the residence will increase the improved residence's fair market value enough to cover the additional increase in the Purchase Price.

8. Schedule of Construction. Seller shall commence construction of said residence as soon as practicable after Purchaser shall have (A) paid to Seller the sums specified in (a) and (b) of Paragraph 3 hereof, (B) completed the Selection Sheets; and (C) made adequate financial arrangements satisfactory to Seller. Seller shall complete construction of said residence as soon as practicable provided that nothing contained herein shall render Seller liable, or allow Purchaser to terminate this Agreement, for any delay caused by failure of any subcontractor or materialman, fires, strikes, acts of public authorities, inclement weather delays or defaults by public or private carriers, shortages of materials or labor, pandemics, acts of God, casualties or other causes beyond the control of Seller. Notwithstanding anything contained herein to the contrary, in order to comply with the Interstate Land Sales Act and other applicable law, Seller represents that the residence shall be completed by Seller no later than two (2) years from date of this Agreement.

Notwithstanding the above, in the event that either: (i) Seller is unable to start construction of the residence within One Hundred (100) days after the execution of this Agreement, due to the failure to obtain any permits or any governmental or applicable homeowner's association approvals, delays caused by Purchaser, or any of the other events set forth in this Paragraph 8 above; or (ii) Seller is accorded any material and labor costs increase in excess of 8% arising out of any reasonably unforeseen and uncontrollable events, or any other acts beyond Seller's control, including any of the other events set forth in this Paragraph 8 above; then in either of such events Seller shall have the option to terminate this Agreement, and in such event Seller shall return to the Purchaser all monies paid by Purchaser and the parties relieved of any further obligations under this Agreement.

9. Request for Change Orders. PURCHASER REQUESTED CHANGE ORDERS ARE GENERALLY NOT PERMITTED AFTER APPROVAL OF FINAL SELECTION SHEETS BY THE PURCHASER. If the Purchaser shall request any additional change in, or departure from, the Plans and Specifications, and Selection Sheets that shall require an addition or reduction in the amount of labor or materials to be furnished, the charge or credit for such change shall be determined by Seller in its sole discretion. Additionally, the Purchaser shall pay Seller a non-refundable administration and processing fee of One Thousand and 00/100 Dollars ($1,000.00) for each and every item changed. Any change in, or departure from, the Plans and Specifications, and Selection Sheets that is required by any public body or inspector shall constitute an extra, and the charge for such change shall be the customary and usual charge that Seller charges for a change of that type. PURCHASER ACKNOWLEDGES THAT SELLER HAS NO OBLIGATION TO APPROVE ANY REQUEST FOR A CHANGE ORDER.

10. Changes in Development Plans. Purchaser acknowledges that the current development plans for the subdivision are subject to change without notice and no guarantees are made that any of the components presently proposed will be part of the subdivision or that additional components will not be added to the subdivision. If some or all of the components are provided, no guarantees are made as to the date of availability for use or that current plans will accurately reflect actual construction or location of such components. If the real estate is not shown on a recorded plat as of the date of this Agreement, Purchaser acknowledges that the boundaries of the real estate as finally platted may vary slightly from preliminary boundaries. Purchaser also acknowledges that the final boundaries of the real estate shall be as per the latest recorded plat thereof as of the date of closing (and not as on any lot survey or other document provided at closing or otherwise).

11. Construction Easement. Purchaser hereby grants to Seller a Grading and Construction Easement, five feet (5') in width from adjacent property, onto the real estate for temporary access for construction on the property which lies adjacent to the real estate and for grading purposes; provided, such Easement shall not interfere with Purchaser's use of the residence, and any damage to the real estate shall be repaired by Seller.

12. Supervision of Subcontractors. Purchaser agrees that the direction and supervision of the working forces including subcontractors and suppliers, rest exclusively with Seller, or its duly designated agent, and Purchaser agrees not to issue any instructions or to otherwise interfere with same. Purchaser further agrees neither to negotiate for additional work with Seller's subcontractors nor to engage other builders or subcontractors except after the Seller's completion of work under this Agreement.

13. Closing - Deed - Possession. Upon payment in full of all sums due Seller hereunder, Seller shall convey to Purchaser said real estate with improvements thereon by General Warranty Deed, title to be clear, free and unencumbered, subject to any applicable subdivision or condominium restrictions, other restrictions and easements of record and real estate taxes which shall be prorated as of the date of the delivery of the deed in accordance with the prevailing custom in the area in which the real estate is located. In the event Seller shall be unable to deliver good and marketable title to the real estate, Seller at its option, may treat this Agreement as null and void and all sums paid to Seller hereunder shall be returned to Purchaser. Possession of said residence shall be given to Purchaser upon delivery of the deed to Purchaser. The provisions of this Agreement shall survive closing and shall not be merged into the deed at closing.

Purchaser hereby releases and agrees to hold Seller harmless from and against any claims, actions, alleged causes of actions, or losses sustained by Purchaser or its family members, including minor children, arising out of or in any way connected with such parties entering the real estate or residence prior to closing.

14. Schedule of Closing. The parties agree that said residence shall be deemed completed when said residence has been substantially completed in accordance with the Plans and Specifications and Selection Sheets, or, where applicable, at such time when said residence has been given final approval by Purchaser's lender, or by the Federal Housing Administration or upon receipt of the Certificate of Occupancy issued by the appropriate governmental body. The closing shall take place within ten (10) days after completion or such approval, whichever is applicable. Purchaser shall pay Seller the outstanding balance of the purchase price and all other sums due Seller hereunder at the closing. In the event that at the time of such payment to Seller the performance of Seller is not fully completed, Seller shall complete its performance after such payment as promptly as supplies and weather conditions permit. The Purchaser may, with the approval of Seller, extend the time of closing for successive periods of thirty (30) days beyond the previously established date, provided the Purchaser pays to Seller a fee of one percent (1%) of the purchase price in advance for each such thirty (30) day extension. This fee shall not be applied against the purchase price. If Purchaser shall fail for any reason, including, but not limited to, Purchaser's refusal to pay because of Seller's inability to complete all outside work due to weather conditions, to close within ten (10) days after completion or aforementioned approvals or within an extension period, if granted by Seller, Purchaser shall be in default of this Agreement.

Unless otherwise agreed to by Parties, the closing shall take place at the office of Terry Monnie Title Company, 211 Grandview Drive, Suite 101, Ft. Mitchell, KY 41017.

15. Default. IN THE EVENT THAT PURCHASER FAILS TO PERFORM ANY OF PURCHASER'S OBLIGATIONS WITHIN THE TIME FRAME SET FORTH IN THIS AGREEMENT OR IN THE EVENT PURCHASER FAILS TO SATISFY ALL OF THE CONDITIONS AND CONTINGENCIES CONTAINED IN PURCHASER'S MORTGAGE LOAN COMMITMENT (INCLUDING THE SALE OF PURCHASER'S EXISTING RESIDENCE, IF APPLICABLE), PURCHASER SHALL BE IN DEFAULT OF THIS AGREEMENT. In the event of such default, Seller, at its option, may (i) retain all sums paid to Seller under this Agreement to be applied towards damages incurred by Seller for such non-performance by Purchaser, (ii) increase the purchase price by an amount equal to six percent (6%) per annum based upon the number of days during which such default continues, or (iii) bring an action for specific performance or damages against Purchaser for such default. Additionally, in the event of such default by Purchaser, Seller shall have the right to sell the residence to another party.

16. Arbitration of Disputes. EXCEPT AS PROVIDED IN PARAGRAPH 17 HEREOF, OR AS OTHERWISE PROVIDED IN THIS PARAGRAPH 16, ANY CONTROVERSY, CLAIM OR OTHER MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR BREACH THEREOF, SHALL BE RESOLVED IN ACCORDANCE WITH THE RESIDENTIAL CONSTRUCTION ARBITRATION RULES OF THE AMERICAN ARBITRATION

In connection with real estate located in Ohio, the following paragraphs apply:

OHIO'S NOTICE AND RIGHT TO CURE LAW DISCLOSURE

In accordance with Ohio's Notice and Right to Cure Law contained in Chapter 1312 of the Ohio Revised Code, a residential Contractor must provide the Owner with notice of the Contractor's right to offer to resolve any alleged construction defect before the Owner may commence a dwelling action or arbitration proceeding against the Contractor, as follows:

OHIO LAW CONTAINS IMPORTANT REQUIREMENTS YOU MUST FOLLOW BEFORE YOU MAY FILE A LAWSUIT OR COMMENCE ARBITRATION PROCEEDINGS FOR DEFECTIVE CONSTRUCTION AGAINST THE RESIDENTIAL CONTRACTOR WHO CONSTRUCTED YOUR HOME. AT LEAST SIXTY DAYS BEFORE YOU FILE A LAWSUIT OR COMMENCE ARBITRATION PROCEEDINGS, YOU MUST PROVIDE THE CONTRACTOR WITH A WRITTEN NOTICE OF THE CONDITIONS YOU ALLEGE ARE DEFECTIVE. UNDER CHAPTER 1312 OF THE OHIO REVISED CODE, THE CONTRACTOR HAS AN OPPORTUNITY TO OFFER TO REPAIR OR PAY FOR THE DEFECTS. YOU ARE NOT OBLIGATED TO ACCEPT ANY OFFER THE CONTRACTOR MAKES. THERE ARE STRICT DEADLINES AND PROCEDURES UNDER STATE LAW, AND FAILURE TO FOLLOW THEM MAY AFFECT YOUR ABILITY TO FILE A LAWSUIT OR COMMENCE ARBITRATION PROCEEDINGS.

17. Termination Prior to Closing. If, prior to closing, a dispute arises between Purchaser and Seller concerning construction, boundaries, consideration or any other matter related to this transaction and such dispute cannot be resolved within ten (10) days after the dispute has arisen by both parties acting reasonably and in good faith, Seller shall have the right to terminate this Agreement upon written notice, (by certified mail, return receipt requested, or personal delivery) to Purchaser. Upon termination, Seller shall pay Purchaser the sum of One Hundred and 00/100 Dollars ($100.00) and shall, in addition, return all monies paid by Purchaser pursuant to this Agreement, together with simple interest on such monies at the rate of six percent (6%) per annum from the date of deposit of Purchaser's payment. Upon termination, the parties shall have no further rights or obligations hereunder and such termination shall not be a default by any party. For the purposes of this provision, a tender of the monies by Seller to Purchaser will be sufficient, whether or not accepted by Purchaser. Disputes resulting in termination by Seller pursuant to the provisions of this paragraph shall not be subject to arbitration.

18. Radon. The parties acknowledge that radon gas is a naturally occurring colorless gas which is caused by the radioactive decay of the element radium. It is found in many locations in the United States in varying amounts of concentration. It may enter the residence in a variety of ways. The common ways in which it may enter are through cracking which normally occurs in concrete floors, through floor drains and through sump pumps. The United States Environmental Protection Agency (EPA) has issued publications indicating that prolonged exposure to elevated concentrations of radon gas has been associated with an increase in the risk of lung cancer. The EPA has also issued publications on the detection of radon gas and methods for reducing excessive concentrations. Seller urges Purchaser to read these publications. The EPA publishes a list of approved suppliers of test kits. Testing shall not be conducted prior to closing unless specifically agreed to by Seller since, to the best of the Seller's knowledge, such testing may not be reliable if it is conducted during the construction period or immediately after completion thereof. Seller has no expertise in the detection of radon gas or in the methods for reducing or eliminating radon gas once it has been detected. Seller therefore, makes no representations of any kind regarding the existence or absence of radon gas or any toxic substance in or around the residence. Purchaser understands and acknowledges that Seller does not warrant that any radon gas related testing has been done in or around residence property, nor does Seller make any warranties, express or implied, regarding radon gas as it relates to the residence property or the inhabitability thereof. Purchaser releases Seller from any claim it may have of any kind against Seller in any way related to the existence of radon gas or other toxic substances in or around the residence property.

19. Mold. Mold is a naturally occurring micro-organism that commonly exists in the indoor and outdoor air. Mold spores may enter a home through open doorways, windows, heating, ventilation and air conditioning systems, air infiltration, by attaching to a person's skin, clothing or other belongings, or by attaching to fur of a pet. To grow, mold needs a food source such as paper, wood, dirt or other organic material; a source of moisture; and a suitable temperature, generally in the range of 40 degrees to 100 degrees Fahrenheit. Since there is no practical way to eliminate all mold and mold spores inside a home, the best way to control indoor mold growth is to control moisture. Regular cleaning and adequate air circulation and ventilation also may help keep mold from growing.

The Federal government has not established standards for permissible indoor levels of mold. It has been reported that mold exposure may cause health problems, particularly persons with immune system problems, allergies or lung disease, young children, pregnant women and elderly persons.

The Seller does not claim any expertise regarding the identification, remediation or possible health consequences of mold. The residence is neither constructed nor warranted to be free from mold at the time of closing or at anytime thereafter. As a homeowner, Purchaser is responsible for periodically inspecting the residence for plumbing leaks, visible evidence of excessive moisture or mold growth and performing routine maintenance on the residence in order to keep the residence in good repair and condition. Purchaser should contact Seller immediately if it appears that abnormal amounts of moisture are accumulating in the residence, if a water leak is discovered or mold is found. If mold is found, Purchaser should immediately consult with a qualified expert regarding mold remediation or other questions pertaining to mold.

20. Photographs of the Residence. Purchaser grants Seller the right to obtain and use photographs of the interior and exterior of the residence for publication and advertising purposes.

21. Seller's Insurance. Seller represents that it carries general liability insurance in an amount of not less than Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00).

22. State Law. This Agreement shall be construed under the laws of the state where the residence to be constructed is to be located.

23. Communication Authorization. Purchaser hereby gives permission to Seller and First Equity Mortgage Incorporated, as well as their subcontractors and suppliers, to call Purchaser at the listed telephone number set forth below and to transmit communications to the Purchaser at the email address set forth below. Purchaser acknowledges that such telephone calls and communications will pertain to the sale, construction, financing, title work and other related items pertaining to the sale and purchase of the real estate.

Phone Purchaser 1 ______________________ Email Purchaser 1 **jeff@arrived.com**

Phone Purchaser 2 ______________________ Email Purchaser 2 ______________________

24. Electronic Signature Authorization. The parties agree that this Agreement may be signed, transmitted and received by and between each party by means of electronic transmission. If this Agreement is signed electronically by each party, upon receipt by the parties of the fully executed electronic copy of this Agreement, it shall be deemed in full force and effect, as if a fully executed paper copy had been executed by the parties hereto. The parties also acknowledge that their execution, transmission and receipt of their electronic signatures upon the Agreement is their true act and voluntary deed, and shall be binding upon them in accordance with the terms and conditions contained herein.

25. THIS IS A LEGALLY BINDING CONTRACT. READ AND UNDERSTAND ALL PROVISIONS PRIOR TO SIGNING. IF NOT UNDERSTOOD, SEEK LEGAL ADVICE. THIS AGREEMENT, INCLUDING ALL TERMS AND CONDITIONS LISTED IN PARAGRAPHS 5 THROUGH 25 HEREOF, AND ADDENDUM(S) CONTAIN THE ENTIRE AGREEMENT BETWEEN THE PARTIES. NO REPRESENTATION, PROMISE OR INDUCEMENT NOT INCLUDED IN THIS AGREEMENT (WHETHER MADE BY AN AGENT, EMPLOYEE OR REPRESENTATIVE OF SELLER OR OTHERWISE), SHALL BE BINDING UPON ANY PARTY HERETO, INCLUDING, WITHOUT LIMITATION, REPRESENTATIONS REGARDING PROPERTY BOUNDARIES, ZONING, AMENITIES IN THE SUBDIVISION OR USAGE OF ADJOINING PROPERTY. NO AGENT OR EMPLOYEE OF SELLER HAS ANY AUTHORITY

Docusign Envelope ID: 01FDCB4E-5EE7-4A52-8628-E7A0829C8F0C

I/We have received the items checked below from Seller prior to signing this Agreement and agree to take the responsibility of reading such documents. I/We acknowledge that all warranties from manufacturers, suppliers and for consumer products have been made available for my/our inspection.

X 1. Signed Copy of Agreement
___ 2. Seller's Certificate of Insurance
X 3. Limited Warranty, dated: 2025
X 4. Subdivision Restrictions
___ 5. Features & General Specifications, dated: ___
X 6. Homeowners Association Documents(includes HOA document)
___ 7. Ohio Condominium Disclosure
X 8. Completed Home, Specifications as Constructed

IN WITNESS WHEREOF, the parties hereto have set their hands on the date set forth below. If married, both spouses must sign Agreement.

Signed by: Jeff Talbert on behalf of Arrived Holdings Inc and or/assigns
34660FC3B38F496...
Purchaser (legal name in full) — Date: 3/3/2025 | 4:12:14 PM EST

Purchaser (legal name in full) — Date

1700 Westlake Ave N, Suite 200, Seattle, WA 98109
Purchaser Address

Signed by: Jeff Crable
80D2C061A5474C1...
THE DREES COMPANY, Seller — **Date**: 3/3/2025 | 3:07:26 PM PST

859-578-4200
Telephone Number

61-0675670
Taxpayer Identification Number

This Agreement shall not become effective until executed above by an authorized representative of Seller.

Broker's Fee $ **11,247** Broker's Name **SFR Realty, LLC** Agent's Name **Jason Green**

Address **312 South 24th Street, Louisville, KY 40212**

Phone ___ Fax ___

BROKER'S FEE WILL ONLY BE PAID IF A DREES BROKER PROTECTION AGREEMENT FORM WAS PREVIOUSLY COMPLETED. Purchaser's acknowledgement that a broker was used:

Purchaser Signed by: Jeff Talbert on behalf of Arrived Holdings Inc and or/assigns
34660FC3B38F496...
(legal name in full)

Purchaser ___
(legal name in full)

Direct Payment Addendum

This Addendum is in reference to the Construction and Purchase Agreement dated 2/18/2025, between **Arrived Holdings Inc.** referred to as Purchaser(s), and The Drees Company referred to as Seller, for consideration of the purchase of real estate and a residence on Lot # **0099**, of the **VILLAGES OF DECOURSEY** Community.

Purchaser is hereby granted the right to make any payments due Seller pursuant to the Construction and Purchase Agreement by Automated Clearing House ("ACH") transfer pursuant to the terms and conditions of this Addendum. In the event the Purchaser elects to make any payment to Seller by an ACH transfer, Purchaser shall direct its bank or other financial institution to forward the payment to The Drees Company's Fifth Third Bank Account.

Purchaser agrees to comply with all requirements of The Fifth Third Bank and its financial institution in connection with such ACH transfer and pay any fees imposed by its financial institution in connection with such transfer. Once the ACH transfer has been completed, Purchaser waives its right to rescind such transfer and Purchaser acknowledges that any payment that the Purchaser is entitled to receive from Seller pursuant to the Construction and Purchase Agreement shall be made by Seller by corporate check.

Drees HOMES

Disclosure of Homeowners Association and Restrictive Covenants
Addendum

Community VILLAGES OF DECOURSEY______ **Job #** VDY-0099-00____________________

Homeowners Association
Your new home is X____ or is not____located in a community that includes a homeowners association, commonly referred to as an "HOA". The purpose of the homeowners association is to provide for the welfare of all residents and oversee the ownership, management and maintenance of common areas for mutual best interest of all residents. Membership in the homeowners association is mandatory, if applicable. It is anticipated that the association fee will be $275______ annually. This fee may be collected by the management company annually or in monthly or quarterly installments according to the terms of the association's bylaws. The amount of this fee is subject to change annually per the vote of the association board and the terms of the bylaws.

Purchaser is hereby notified per the terms set forth by the Covenants and Restrictions, an initial assessment fee (or capital contribution) for the Homeowners Association, if applicable, will be due at closing. This initial assessment fee shall be $250_______ and is the responsibility of Purchaser. This is a one-time fee and is in addition to the Annual Homeowners Association Fee, which shall be prorated as of the date of closing.

If you are part of a homeowners association, Articles of Incorporation, Bylaws and Restrictive Covenants exist for it. These have been recorded with the municipal recorder's office. As a homeowner in the community you will automatically be made a member of the homeowners association. As such, you will be responsible for abiding by certain community restrictions and conforming to uniform standards for the community. All Restrictions are enforced by the board of the homeowners association and not the developer, Seller or local municipality.

Restricted Areas
Whether or not you are part of a homeowners association, areas of the community may have been designated as Common Areas, Flood Plain, Floodway, Riparian Setback, Conservation Area, Conservation Easement, Protected Property, Preservation Area, Natural Habitat, Scenic Buffer, Scenic Preserve, and/or by any other designation that has been so created to provide for specific or general protection and preservation of the environment, vegetation, animal life and/or habitat of the subdivision (herein collectively referred to as "Restricted Areas").

These Restricted Areas entail specific and detailed restrictions and prohibitions that govern the access, use, modification and maintenance of these areas. Laws of the municipality, state and federal agencies and/or other entities with jurisdiction over the subdivision may govern these restrictions. The Restricted Areas may be referenced in the Covenants and Restrictions and/or recorded plat for the subdivision.

Purchaser acknowledges that it has been informed that Restricted Areas are located within the subdivision. Purchaser accepts sole responsibility for understanding and abiding by any and all requirements of such designations regardless of the accuracy, completeness or timeliness of written documentation provided by Seller. Purchaser agrees to hold Seller harmless from any and all claims that may result from Purchaser(s)'s actions with respect to Restricted Areas located within the subdivision.

Additionally, if your home is a condominium you will also be responsible for adhering to the terms, conditions and obligations of a member of the condominium association.

Drees HOMES

Additional Terms

Addendum

The undersigned have entered into a purchase agreement dated 2/18/2025 for the construction of a residence at **3107 Belleglade Drive,Covington,KY 41015**.

The following additional terms are included in the Agreement where indicated by Purchaser(s)'s initials.

Initial JT

Home Inspection: Purchaser elects to have a whole house inspection performed by an outside independent inspector prior to closing. Purchaser and Seller shall mutually agree to a date for the inspection to occur prior to closing. Items noted in the written inspection report will be reviewed at the New Home Presentation. Seller shall be bound to address only those items that do not conform to the standards and terms of this Agreement.

Initial JT

Interest Rate Lock: Purchaser acknowledges the following with respect to the mortgage financing which is Purchaser(s)'s responsibility to obtain:

1. Seller makes no representation as to the date the residence will be complete and closing can occur. A written confirmation of closing will be provided to Purchaser after interior trim installation is completed in the residence. Even this date is subject to change due to circumstances beyond Seller's control.
2. Seller has advised Purchaser that if Purchaser chooses to "lock" their mortgage loan interest rate, Purchaser shall do so at its own risk. Seller shall not be responsible for any costs (including but not limited to rate lock extension fees, re-appraisal fees, storage fees, lodging expense, etc.) that may be incurred by Purchaser if the residence is not completed and/or does not close on or before Purchaser(s)'s rate lock expiration.
3. Purchaser acknowledges that for the purpose of rate lock expirations, Drees Homes and First Equity Mortgage are separate entities and the above will also apply even if First Equity Mortgage provides Purchaser(s)'s mortgage financing.

Initial JT

Winter Construction: When completion of a home occurs during winter months, Seller may be unable to complete all exterior improvements. Cold temperatures will prohibit the completion of: rough grading, exterior concrete, exterior painting, and, if applicable, underground downspout lines, post lamp installation, and mailbox installation (herein collectively referred to as "Spring List Items").

If Seller is unable to complete Spring List Items prior to closing, Seller and Purchaser agree:

1. The date of closing shall in no way be affected.
2. Outstanding Spring List Items will be documented in writing at the time of the New Home Presentation.
3. Seller shall complete Spring List Items when weather permits. Note: Generally, 10 to 14 days of consecutive 24-hour days with low temperatures above 40 degrees Fahrenheit are required before exterior concrete can be installed. The actual date of installation can be affected by other factors including subcontractor availability and workload.

Initial JT

Cash Purchase: Purchaser understands and agrees that if the purchase of the above referenced property is a cash purchase, then the second check and correspondence from a financial institution indicating funds to close serves in lieu of loan approval.

It is the Purchaser(s)'s responsibility to notify their Market Manager, in writing, no later than thirty (30) days prior to the estimated closing date if the Purchaser wishes to have a specific attorney and/or Title Company involved in any part of the closing process. If notification is not given, Seller will select an attorney and/or Title Company to complete a title search and prepare the necessary closing documents. Should Purchaser request a change in attorney and/or Title Company after this time, the Purchaser will be responsible for any charges incurred related to this change.

Signed by:

Drees HOMES

Homebuyer Survey Info

External ID# SF00080166_ **Job #** VDY-0099-00_

Homeowner(s)	Arrived Holdings Inc._	Neighborhood	VILLAGES OF DECOURSEY_
Address	3107 Belleglade Drive_	City, State Zip	Covington, KY_41015
Market Manager	Braydon Ronnebaum_	Email Address	jeff@arrived.com_

Conduit At Closing Table Survey Link:
https://conduit.avidratings.com/addsurvey?client_id=7183&bid=14613&survey_type_id=7

Contract Signed Date 2/18/2025

Drees HOMES

General Addendum

The Purchase Agreement dated 2/18/2025 between **Arrived Holdings Inc.** (referred to as Purchaser) and The Drees Company (referred to as Seller) for the purchase of a house located on Lot # **0099** of **VILLAGES OF DECOURSEY** Community includes the following:

The Drees Company agrees to amend the contract to reflect the new LLC once it has been established. The creation of the new LLC shall not delay closing.

Signed by:
Jeff Talbert on behalf of Arrived Holdings Inc and/or assigns
34660FC3B38F496...
Purchaser (legal name in full)

2/20/2025 | 4:12:14 PM EST
Date

Drees HOMES

Finance Addendum

To: **Arrived Holdings Inc.**, herein Purchaser(s)

From: The Drees Company, herein Seller or Drees

Property Address: **3107 Belleglade Drive, Covington, KY 41015**

Date:

Per the terms of The Drees Company Construction and Purchase Agreement (herein Agreement) of which this addendum is hereby made part, Purchaser shall provide to Seller a mortgage loan commitment within 30 days of the date Seller accepts Agreement. Drees encourages Purchaser to use the services of First Equity Mortgage, Incorporated (herein FEM) for Purchaser's financing needs. This Addendum shall set forth the terms by which Drees shall encourage, but not require, Purchaser's use of FEM and indicate Purchaser's understanding of their mortgage and finance options.

Important Disclosure

Drees has a business relationship with and is the sole owner of First Equity Mortgage, Incorporated (NMLS 21157). Because of this relationship, this referral may provide Drees with financial and other benefits. **YOU ARE NOT REQUIRED TO USE FEM AS A CONDITION OF YOUR PURCHASE OR FINANCING OF THE SUBJECT PROPERTY. THERE ARE FREQUENTLY OTHER SETTLEMENT SERVICE PROVIDERS AVAILABLE WITH SIMILAR SERVICES. YOU ARE FREE TO SHOP AROUND TO DETERMINE THAT YOU ARE RECEIVING THE BEST SERVICES AND THE BEST RATE FOR THESE SERVICES.**

The following financial incentives are included with this Agreement subject to terms and conditions:

A. Rate Lock and/or Closing Costs: Seller shall pay up to $0__________ towards the cost of the rate lock, discount points and/or other Purchaser closing costs (herein Closing Cost Incentive) provided Purchaser uses FEM for their mortgage financing needs. Note: The FEM extended lock program has a commitment fee equal to 1% of the loan amount which shall be paid by the borrower and credited back at closing.

B. Promotional Discounts: The Agreement includes discounts offered by Seller with a total value of $0______________ (herein Total Discount). Out of the Total Discount $0___________ shall be conditioned on Purchaser's use of FEM for their financing needs (herein Conditional Discount), unless the Purchaser pays in cash without need for a lender. If the Purchaser elects to use another lender, the Total Discount will be reduced by this amount.

Purchaser Financing Election. Purchaser shall indicate their desired financing by initialing ONE of the options below:

_____ **Option 1**

Purchaser shall use FEM for its mortgage financing. Subject to Purchaser financial qualification, Purchaser shall receive the Closing Cost Incentive and the Total Discount. If Purchaser, in good faith, applies for financing with FEM and does not qualify but can obtain financing elsewhere, or if Purchaser pays in cash without need for a lender, the Purchaser shall receive the Total Discount and not the Closing Cost Incentive.

X____ **Option 2**

Purchaser shall finance the purchase with cash without need for any lender. Purchaser shall receive the Total Discount and not the Closing Cost Incentive. Purchaser shall provide Seller with proof of funds or make application with FEM, at Seller's discretion, prior to Seller acceptance of Agreement.

_____ **Option 3**

Purchaser shall obtain mortgage financing through an alternate lender. Purchaser declines both the Closing Cost Incentive and the Conditional Discount. If applicable, Purchaser shall receive that portion of the Total Discount which exceeds the Conditional Discount. Purchaser further agrees:

1. Purchaser shall complete a loan application with FEM prior to Seller acceptance of Agreement.
2. Mortgage loan approvals auto-generated from internet mortgage loan providers will not be accepted.
3. Purchaser shall be responsible for communication of all contract documents including subsequent contract changes affecting contract price and loan amount to lender.
4. Purchaser will be responsible for all closing costs.

In any event, no unused portions of the Closing Cost Incentive or Total Discount may be used to otherwise reduce the price of the home or shall be paid in cash or in any other consideration to Purchaser. If later Purchaser changes their Financing Election to an Option different from the one initialed above, Purchaser agrees to abide by all terms of the new Option elected.

Drees HOMES

Disclosure Statement

For Affiliated Business Arrangement

To:

Arrived Holdings Inc.

1700 Westlake Avenue North, Seattle, WA, 98109

(Name & Address of Purchaser)

Property Description:

3107 Belleglade Drive

Covington, KY, 41015

Date:

From: Drees Homes
211 Grandview Dr.
Suite 300
Ft. Mitchell, KY 41017

This statement is to give you notice that Drees Homes (hereinafter referred to as "Drees") has a business relationship with and a financial interest in **Terry Monnie Title Company**, 211 Grandview Drive, Suite 101, Ft. Mitchell, KY 41017 (hereinafter referred to as "Terry Monnie Title"). TMT Holdings Group, LLC, an Ohio limited liability company, whose sole member is Stability Title Agency Inc., wholly owned by First Equity Mortgage, Inc., an Ohio corporation, wholly owned by Drees, has a forty percent ownership interest in Terry Monnie Title. Shareholders of Drees are also Directors of Terry Monnie Title. Because of this relationship, this referral may provide Drees or its related entities with a financial or other benefit.

Set forth below are the estimated charges or range of charges which Terry Monnie Title generally charges for the following settlement services:

SERVICE	NORMAL COST OF SERVICE
Owner's Title Policy	*See below
Lender's Title Policy/Endorsement	*See below
Closing Fee	$400.00
Title Exam Fee	$200.00
Title Binder Fee	$75.00
Recording Service Fee	$50.00
Lender's Closing Protection Letter	$40.00 - $55.00

This amount will vary and be based on the purchase price of the subject property based on the title rates established by the appropriate governing authorities.

You are **NOT** required to use Terry Monnie Title as a condition for purchase or financing of the subject property. **THERE ARE FREQUENTLY OTHER SETTLEMENT SERVICE PROVIDERS AVAILABLE WITH SIMILAR SERVICES. YOU ARE FREE TO SHOP AROUND TO DETERMINE THAT YOU ARE RECEIVING THE BEST SERVICES AND BEST RATE FOR THESE SERVICES.**

I/We have read this disclosure form, and understand that Drees is referring me/us to purchase the above-described settlement service(s) and may receive a financial or other benefit as the result of this referral.